Exhibit 99.1

Contacts: Investor Relations InvestorRelations@uscentury.com

Media Relations Martha Guerra-Kattou MGuerra@uscentury.com

USCB Financial Holdings, Inc. and U.S. Century Bank

Add New Director to Board

MIAMI — May 27, 2026— USCB Financial Holdings, Inc. (the “Company”) (NASDQ: USCB) and its wholly owned subsidiary, U.S. Century Bank, (the “Bank”) announced today the election of Ramon M. Rodriguez by shareholders at the annual meeting of shareholders held on May 26, 2026 as an independent director of both the Company and the Bank.

Rodriguez is a seasoned banking executive with nearly four decades of banking experience in South Florida’s financial services industry. He most recently served as the Market President, Miami-Dade County, for Seacoast Bank, Stuart, Florida from October 2022 until his retirement in October 2024. Under his direction, Seacoast entered the Miami-Dade market following its acquisition of Apollo Bank, where Rodriguez was president.

“Ramon’s extensive experience in the South Florida banking market, spanning commercial and retail banking, real estate and construction lending, international banking and risk management, makes him an exceptional addition to our Board,” said Luis de la Aguilera, Chairman, President and CEO. “His proven leadership and deep understanding of our market will be invaluable as we continue to execute on our strategic priorities.”

Prior to joining Seacoast Bank, Rodriguez served as President of Apollo Bank where he led all commercial operations and played a key role in growing the institution from approximately $700 million to more than $1.1 billion in assets prior to its acquisition. Earlier in his career, he spent nearly two decades at TotalBank, beginning as Senior Vice President of Commercial Lending and later serving as Chief Lending Officer following the bank’s acquisition by Banco Popular Español. During his tenure, he was instrumental in driving significant asset growth and enhancing financial performance. He later served on the executive management team at City National Bank of Florida, overseeing Commercial Banking, Treasury Management and HOA Banking after it acquired Banco Popular Español.

“I’m honored to join U.S. Century Bank at a time of continued momentum,” said Rodriguez. “And I look forward to leveraging my experience to support the Bank’s growth and its focus on serving clients throughout South Florida.”

Rodriguez has been actively involved in the community, previously serving as a board member of Camillus House, a trustee for the Key Biscayne Police and Fire Pension Funds, and a board member of the Key Biscayne Yacht Club.

Rodriguez holds a Bachelor of Science in international finance and marketing from the University of Miami.

About USCB Financial Holdings, Inc.

USCB Financial Holdings, Inc. is the bank holding company for U.S. Century Bank. Established in 2002, U.S. Century Bank is one of the largest community banks headquartered in Miami, and one of the largest community banks in the state of Florida. U.S. Century Bank is rated 5-Stars by BauerFinancial, the nation’s leading independent bank rating firm. U.S. Century Bank offers customers a wide range of financial products and services and supports numerous community organizations, including the Greater Miami Chamber of Commerce, the South Florida Hispanic Chamber of Commerce, and ChamberSouth. For more information or to find a U.S. Century Bank banking center near you, please call (305) 715-5200 or visit www.uscentury.com.